Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
800 Westpoint Pkwy., Suite 1100
Westlake, OH 44145-1524

www.cohenfund.com

440.835.8500
440.835.1093 *fax*

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 25, 2008 on the financial statements of the RiverNorth Core Opportunity Fund, dated as of September 30, 2008 and for the period indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the RiverNorth Core Opportunity Fund (SEC File No. 811-21934 and 333-136185).

Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
January 30, 2009